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                                                                    EXHIBIT 10.2

                                                                   PRESS RELEASE
                                                         For release: 11/11/1997
                                 Contact: Rick S. Rees, Executive Vice-President
                                                               Tel: 601-896-0029

             HALTER MARINE GROUP COMPLETES ACQUISITION OF LEADING

                                   DESIGNERS

           AND MANUFACTURERS OF CRANES, WINCHES AND MOORING SYSTEMS

GULFPORT, Miss...Halter Marine Group, Inc. (AMEX:HLX) announced today the completion of the acquisition of three companies that have formed the basis of its new Engineered Products Group. The companies, AmClyde Engineered Products, Inc. of St. Paul, Minnesota; Utility Steel Fabrication, Inc. of Slidell, Louisiana; and Fritz Culver, Inc. of Covington, Louisiana manufacture and market winches, cranes, mooring systems, jacks, locking devices, windlasses, capstans, tuggers and other related equipment used in the construction and modification of vessels and drilling rigs.

     The combined purchase price for the companies is $60 million, of which approximately $30 million was paid in cash and the balance in Halter stock.

     In making the announcement, Halter's chairman, president and CEO, John Dane III, said, "We are pleased that we were able to close these acquisitions quickly, and to begin the integration of them into Halter Marine Group. We have already seen opportunities to cross market many of the products now offered by our Engineered Products Group to our existing base of rig and vessel customers."

     As previously announced, Dick Juelich, former president of AmClyde Engineered Products will become the president of the Engineered Products Group. Halter also announced that in order to respond to challenges presented by Halter's continuing growth and to ensure that sufficient resources are devoted to the effective integration by Halter of its newly acquired businesses, it had separated its internal accounting and banking functions from its external finance functions. In this regard, Keith L. Voigts, Halter's principal accounting officer will assume the additional title of Treasurer, and Rick S. Rees, the company's executive vice president will assume the title of Chief Financial Officer.

     Halter Marine Group, Inc. includes 20 shipyards in Texas, Louisiana, Mississippi and Florida. The company specializes in the design, construction, conversion and repair of a wide variety of vessels, mobile offshore rigs, and engineered products for energy, commercial, government/military and pleasure boat markets. Shipyards of Halter Marine Group have built more than 2,000 vessels in the past 40 years.

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